Exhibit 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE THREE MONTHS ENDED MARCH 31	
	2007	2006
Assets	$322,358	$318,777
Net loans	$233,163	$218,895
Securities	$69,285	$78,842
Deposits	$253,531	$247,044
Shareholders' equity	$34,915	$34,992
Net income	$815	$774
Earnings per share	$0.33	$0.30
Book value per outstanding share	$14.18	$13.63

KEY RATIOS

	AT OR FOR THE THREE MONTHS ENDED MARCH 31	
	2007	2006
Return on average assets	1.02%	0.99%
Return on average equity	9.37%	8.89%
Net interest margin (tax equivalent)	4.40%	4.57%
Net loans to deposits	91.97%	88.61%
Allowance for loan loss to total loans	1.13%	1.12%
Shareholders' equity to total assets	10.83%	10.98%
Efficiency ratio	66.47%	69.06%

DIRECTORS

Robert K. Baker
Chairman

Ronald E. Holtman

J. Thomas Lang

Daniel J. Miller

Jeffery A. Robb, Sr.

Samuel M. Steimel

Eddie L. Steiner

John R. Waltman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President and Chief Executive Officer,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
6/30/05	21.15	20.05	20.50	0.14
9/30/05	22.55	20.35	22.35	0.14
12/31/05	25.00	21.00	21.00	0.14
3/31/06	21.25	20.50	20.90	0.16
6/30/06	20.87	20.00	20.40	0.16
9/30/06	20.75	18.70	19.00	0.16
12/31/06	20.25	18.00	19.00	0.16
3/31/07	19.05	17.50	17.57	0.18

COMMON STOCK PERFORMANCE



HIGH
LOW
CLOSING PRICE
26
25
24
23
22
21
20
19
18
17
16
DOLLARS PER SHARE
JUN-05
SEP-05
DEC-05
MAR-06
JUN-06
SEP-06
DEC-06
MAR-07
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

MARCH 31, 2007

QUARTERLY REPORT

CSB BANCORP, INC.

TO OUR SHAREHOLDERS

We are pleased to provide an increased dividend with this letter and summary of financial results. The $.18 per share first quarter dividend represents an increase of 12.5%, or $.02 per share, over last year's first quarter dividend.

First quarter unaudited net income totaled $815 thousand, 5% above the results of last year's first quarter. Earnings per share increased by 10% to $.33 for the three months ended March 31, 2007.

Net interest margin remained a very respectable 4.40% for the quarter, non-interest income increased 13% compared to first quarter 2006, and importantly, our efficiency ratio of 66.5% was noticeably improved from the first quarter in 2006, providing a favorable reflection of our cost control efforts.

On March 8, we opened a new CSB location in the Orrville area and have been pleased with customer response to date. The Orrville Area Banking Center provides a full range of banking services and is located in the R.E. Miller Insurance building on State Route 57, just north of U.S. Route 30. We believe opening this new branch location is a prudent investment of our talent and capital, and expect the greater Orrville area to be a growth market for our Company.

Also during the quarter, we expanded the availability of remote deposit capture services for business clients. A number of our business customers now transmit check deposits electronically without leaving their place of business. This service provides increased convenience for our business customers, and facilitates our growth in markets where we do not presently offer the convenience of a local banking center.

In the past few weeks, remodeling work began on our South Clay Street Banking Center in Millersburg. South Clay is a high transaction center, and the upgraded facility will provide an improved service environment for our customers. Subsequent to completing the month-long project, we plan to consolidate the 6 West Jackson Street office into the renovated South Clay facility. We are currently exploring alternative uses for the West Jackson building with local civic and community leaders.

The overall economy in our market area appears to be maintaining a fairly steady pace. Commercial loan demand may be a bit ahead of last year, while new housing commitments appear to be modestly behind year ago levels. Competition remains a significant challenge to growing loans and deposits, but we are pleased that average loan balances in the first quarter were up 7.8% from year ago levels and average deposit balances increased 2.2% from a year ago.

The directors, officers and employees of CSB remain committed to increasing financial returns for you, our shareholder. We thank you for your support and hope to see you at the Annual Shareholders' Meeting at Carlisle Inn in Walnut Creek, Ohio on April 25, 2007 at 7 p.m.

Sincerely,

ROBERT K. BAKER
Chairman
CSB Bancorp, Inc.

EDDIE L. STEINER
President and CEO
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	MARCH 31	
	2007	2006
ASSETS:		
Cash and due from banks	$10,225	$10,315
Securities	69,285	78,842
Net loans	233,163	218,895
Premises & equipment, net	7,439	7,587
Other assets	2,246	3,138
TOTAL ASSETS	**$322,358**	**$318,777**
LIABILITIES:		
Deposits	$253,531	$247,044
Securities sold under agreements to repurchase	21,588	15,307
Federal funds purchased	3,100	17,000
Other borrowings	7,325	2,853
Other liabilities	1,899	1,581
TOTAL LIABILITIES	**$287,443**	**$283,785**
SHAREHOLDERS' EQUITY:		
Common stock	$16,674	$16,674
Additional paid-in capital	6,439	6,416
Retained earnings	16,619	15,115
Treasury stock	(4,348)	(2,322)
Accumulated other comprehensive loss	(469)	(891)
TOTAL SHAREHOLDERS' EQUITY	**$34,915**	**$34,992**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$322,358**	**$318,777**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	THREE MONTHS ENDED MARCH 31	
	2007	2006
INTEREST INCOME:		
Interest and fees on loans	$4,314	$3,823
Interest on securities	819	880
Other interest income	13	6
TOTAL INTEREST INCOME	5,146	4,709
INTEREST EXPENSE:		
Interest on deposits	1,553	1,167
Other interest expense	338	248
TOTAL INTEREST EXPENSE	1,891	1,415
Net interest income	3,255	3,294
Provision for loan losses	78	32
Net interest income after provision for loan losses	3,177	3,262
Noninterest income	646	571
Noninterest expense	2,619	2,708
Net income before federal income taxes	1,204	1,125
Federal income tax provision	389	351
NET INCOME	**$815**	**$774**
EARNINGS PER SHARE	**$0.33**	**$0.30**